Exhibit 10.6

ALCOA CORPORATION

CHANGE IN CONTROL

SEVERANCE PLAN

The Company hereby adopts, as of November 1, 2016, the Alcoa Corporation Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof.

Section 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2 “Applicable Multiplier” shall mean three (3); provided, however, that, with respect to an Eligible Employee who incurs a Severance during the three year period immediately preceding such individual’s Mandatory Retirement Age, such multiplier shall be equal to (x) the number of full and partial months remaining until such Eligible Employee attains Mandatory Retirement Age, (y) divided by twelve.

1.3 “Applicable Period” shall mean the thirty-six (36) month period immediately following an Eligible Employee’s Severance Date; provided, however, that, with respect to an Eligible Employee who incurs a Severance during the three year period immediately preceding such individual’s Mandatory Retirement Age, the Applicable Period shall mean the period remaining until such Eligible Employee attains Mandatory Retirement Age.

1.4 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Cause” means: (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board (after reasonable notice to the Eligible Employee and an opportunity for the Eligible Employee, together with the Eligible Employee’s counsel, to be heard by the Board).

1.7 “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either

(A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.7, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1.7 (c)(A), 1.7(c)(B) and 1.7(c)(C);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 55% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.8 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.9 “Committee” means the Compensation Committee of the Board.

1.10 “Company” means Alcoa Corporation, a Delaware corporation, or any successors thereto.

1.11 “DB Pension Plan” means any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

1.12 “DC Pension Plan” means any tax-qualified, supplemental or excess defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

1.13 “Eligible Employee” means any Tier I, Tier II or Tier III Employee. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance.

1.14 “Employer” means the Company or any of its subsidiaries which is an employer of the Eligible Employee.

1.15 “Entity” means any individual, entity, person (within the meaning of Section 3(a)(9) of the Exchange Act or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (i) an employee plan of the Company or any of its Affiliates, (ii) any Affiliate of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

1.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.17 “Good Reason” in respect of an Eligible Employee means the occurrence, after a Change in Control (or prior to a Change in Control, under the circumstances described in the second sentence of Section 1.26 hereof, treating all references below to a “Change in Control” as references to a “Potential Change in Control”), of:

(i) the assignment to the Eligible Employee of any duties inconsistent with the Eligible Employee’s employment status with the Employer immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of the Eligible Employee’s responsibilities from those in effect immediately prior to the Change in Control, including, but not limited to, (x) with respect to a Tier I Employee, the Eligible Employee’s ceasing to hold the office as the sole chief executive officer of the Company (or its parent or successor) and to function in that capacity, reporting directly to the board of directors of a public company, and (y) with respect to a Tier II Employee, the Eligible Employee’s ceasing to report directly to the chief executive officer of a public company;

(ii) a reduction by the Company in the Eligible Employee’s total compensation and benefits in the aggregate from that in effect immediately prior to the Change in Control. Total compensation and benefits includes, but is not limited to (1) annual base salary, annual variable compensation opportunity (taking into account applicable performance criteria and the target bonus amount of annual variable compensation); (2) long term stock-based and cash incentive opportunity (taking into account applicable performance criteria and the target stock option amount); and (3) benefits and perquisites under pension, savings, life insurance, medical, health, disability, accident and material fringe benefit plans of the Company or its subsidiaries or Affiliates in which the Eligible Employee was participating immediately before the Change in Control;

(iii) the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control; or

(iv) the failure by the Employer to pay to the Eligible Employee any portion of the Eligible Employee’s compensation, within fourteen (14) days of the date such compensation is due.

The Eligible Employee’s right to terminate the Eligible Employee’s employment for Good Reason shall not be affected by the Eligible Employee’s incapacity due to physical or mental illness. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Eligible Employee that Good Reason exists shall be conclusive.

1.18 “Incumbent Board” shall mean individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Board.

1.19 “Mandatory Retirement Age” means, solely for purposes of this Plan, age 75.

1.20 “Notice of Termination” shall have the meaning set forth in Section 3.6.

1.21 “Plan” means the Alcoa Corporation Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.22 A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) the Company is negotiating an agreement, the consummation of which may result in the occurrence of a Change in Control;

(b) the Company or any Entity states an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c) any Entity becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities with the purpose or with the effect of changing or influencing the control of the Company.

A Potential Change in Control shall be considered to be pending during the period beginning on the date when it occurs and ending on the occurrence of a subsequent Change in Control; provided, a Potential Change in Control shall be considered to cease to be pending on the first anniversary of such date unless either (i) a Change in Control has previously occurred or (ii) the Incumbent Board determines that the Potential Change in Control is still pending; and if the Incumbent Board does so determine, then the Potential Change in Control shall continue to be considered pending until the occurrence of a Change in Control or a determination by the Incumbent Board that the Potential Change in Control is no longer pending.

1.23 A “Separation from Service” means (i) an Eligible Employee ceases to provide any services to the Company in any capacity (whether as an employee or an independent contractor), other than bona fide services at a level that does not exceed more than fifty (50) percent of the average level of bona fide services (whether as an employee or an independent contractor) performed by the Eligible Employee over the preceding thirty-six (36) month period (or the full period of services to the Company if the Eligible Employee has been providing services to the Company for less than thirty-six (36) months), and (ii) the Company and the Eligible Employee reasonably anticipate that such cessation will be permanent.

1.24 “Severance” means an Eligible Employee’s Separation from Service on or within three years immediately following the date of the Change in Control, (x) by the Employer other than for Cause, or (y) by the Eligible Employee for Good Reason. In addition, for purposes of this Plan, the Eligible Employee shall be deemed to have incurred a Severance, if (i) the Eligible Employee’s Separation from Service occurs because his employment is terminated by the Employer without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of an Entity who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the Eligible Employee’s Separation from Service occurs because he terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Entity. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Eligible Employee shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct. An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Company, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company.

1.25 “Severance Date” means the date on which an Eligible Employee’s Severance takes place.

1.26 “Severance Pay” means the payment determined pursuant to Section 2.1(a) hereof.

1.27 “Tier I Employee” means the Chief Executive Officer of the Company.

1.28 “Tier II Employee” means (i) the Chief Financial Officer, the President and Chief Operating Officer, the General Counsel and the head of Corporate Development for the Company, and (ii) any such other officer (other than an assistant officer) of the Company as the Committee determines.

1.29 “Tier III Employee” means (i) any officer (other than an assistant officer) of the Company and (ii) any such other key executive of the Company or any of its subsidiaries or Affiliates as the Committee determines, which employee, in each case, is not a Tier I Employee or Tier II Employee.

Section 2. BENEFITS.

2.1 Severance Payments and Benefits. Each Eligible Employee who incurs a Severance shall be entitled, subject to Section 2.3, to receive the following payments and benefits from the Company.

(a) Severance Pay equal to the product of (i) the sum of (x) the Severed Employee’s annual base salary, and (y) his or her target annual variable compensation with respect to the year in which the Change in Control occurs and (ii) the Applicable Multiplier. For purposes of this Section 2.1(a), annual base salary shall be the higher of (i) base monthly salary in the calendar month immediately preceding a Change in Control or (ii) base monthly salary in the calendar month immediately preceding the Severed Employee’s Severance Date (in either case without regard to any reductions therein which constitute Good Reason) multiplied by twelve.

(b) During the Applicable Period, the Company shall arrange to provide the Severed Employee and anyone entitled to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to Employee’s Severance Date or, if more favorable to the Severed Employee, those provided to the Severed Employee and those entitled to claim through the Severed Employee immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to such Severance Date or occurrence.

(c) In addition to the retirement benefits to which the Severed Employee is entitled under each DC Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the product of (i) the value of contributions or allocations actually made by the Company to all DC Pension Plans, on behalf of the employee, with respect to the calendar year immediately preceding the year in which the Change in Control occurs (but assuming such contributions and allocations had been based on the annualized base salary plus target annual variable compensation as determined in Section 2.1(a)) and (ii) the Applicable Multiplier. Such contributions or allocations shall specifically not include any employee deferrals or contributions, or any earnings.

(d) In addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the excess of the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan’s normal form of payment, commencing at the date (but in no event earlier than the end of the Applicable Period) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued and vested in under the terms of all DB Pension Plans determined:

(i) without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the date of the Severed Employee’s Severance Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder, and

(ii) as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company during the Applicable Period (for all such purposes of determining pension benefits and eligibility for such benefits including all applicable retirement subsidies), and

(iii) as if the Severed Employee had been credited under each DB Pension Plan compensation for each full calendar month during the Applicable Period following the calendar month of the Severed Employee’s Severance Date equal to the Severed Employee’s annualized base salary plus target annual variable compensation as determined in Section 2.1(a) divided by twelve over the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan’s normal form of payment commencing at the date (but in no event earlier than the Severed Employee’s Severance Date) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee had accrued and vested in pursuant to the provisions of the DB Pension Plans as of the Severed Employee’s Severance Date.

For purposes of this Section 2.1(d), “actuarial equivalent” shall be determined based upon the Severed Employee’s age as of the Severed Employee’s Severance Date using the same assumptions utilized under the Pension Plan for Certain Salaried Employees of Alcoa USA Corp., Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations) immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(e) If the Severed Employee would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Severed Employee’s employment terminated at any time during the Applicable Period, the Company shall provide such post-retirement health care or life insurance benefits to the Severed Employee and the Severed Employee’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in 2.1(b) terminate and ending upon the death of the Eligible Employee. Any such benefit, which is dependent on service or compensation shall be determined as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company up to the foregoing commencement date, and as if the Severed Employee had been credited with compensation for each full calendar month following the calendar month of the Severed Employee’s Severance Date up to the foregoing commencement date equal to the Severed Employee’s annualized based salary as determined in Section 2.1(a) divided by twelve plus the Severed Employee’s target annual variable compensation as determined in Section 2.1(a) divided by twelve. Except for the additional service and compensation during the Applicable Period, nothing herein is intended to provide the Severed Employee with benefits, which exceed the benefits provided to other participants in said post-retirement health care or life insurance plans, as in effect from time to time.

(f) The Company shall provide the Severed Employee with reasonable outplacement services suitable to the Severed Employee’s position for a period of six (6) months or, if earlier, until the first acceptance by the Severed Employee of an offer of employment.

The amounts described in Sections 2.1(a), (c) and (d) shall be paid to the Eligible Employee in a cash lump sum as soon as practicable after the Severance Date but in no event later than 30 days after the Severance Date; provided, that if the Severed Employee is, as of the Severance Date, a “specified employee” within the meaning of Section 409A of the Code as determined in accordance with the methodology duly adopted by the Company as in effect on the Severance Date, then such amounts shall instead be paid on the first business day that is at least six months after the Severance Date (or if sooner, upon the death of the Severed Employee), with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the first business day after the Severance Date through the date of payment.

In order to comply with Section 409A of the Code, the following shall apply to health care benefits provided pursuant to Sections 2.1(b) and (e), the costs of which are not fully paid by the Severed Employee (the “Health Benefits”). Any and all reimbursements of eligible expenses made pursuant to the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred. The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided pursuant to the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(iv)(B). The Severed Employee’s right to the Health Benefits may not be liquidated or exchanged for any other benefit.

2.2 Legal Fees. The Company shall pay to the Eligible Employee all legal fees and expenses incurred by the Eligible Employee in disputing in good faith any issue hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan; provided, that the payment of legal fees hereunder by the Company shall not be required if the Eligible Employee pursues such dispute in a manner inconsistent with the provisions of Sections 3.4 and 3.5 hereof; and provided further, that, the Eligible Employee shall be required to repay any such amounts to the Company to the extent that an arbitrator issues a final, unappealable order setting forth a determination that the position taken by the Eligible Employee was frivolous or advanced in bad faith. The Company shall pay to the Eligible Employee all legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within fourteen (14) business days after delivery of the Eligible Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 2.2 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Eligible Employee shall have submitted an invoice for such fees and expenses at least fourteen (14) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Eligible Employee’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

2.3 Withholding. The Company shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

2.4 Status of Plan Payments. Neither Severance Pay nor any payment made pursuant to Section 2.1(c) or (d) hereof shall constitute “compensation” (or similar term) under the Company’s and its Affiliates’ employee benefit plans, including any DB Pension Plan or DC Pension Plan.

2.5 Mitigation; Setoff. The Severed Employee is not required to seek other employment or attempt in any way to reduce any amounts payable to him or her under the Plan. Further, except as specifically provided in Section 2.1(b), no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Severed Employee to the Company or its Affiliates, or otherwise.

Section 3. PLAN ADMINISTRATION; CLAIMS PROCEDURES.

3.1 The Committee shall administer the Plan and may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including, without limitation, Section 3.4. Any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees.

3.2 The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3 The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4 In the event of a claim by a Severed Employee, such Severed Employee shall present the reason for his or her claim, dispute or controversy in writing to the Committee. The Committee shall, within sixty (60) days after receipt of such written claim, dispute or controversy, send a written notification to the Severed Employee as to its disposition. In the event the claim, dispute or controversy is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Severed Employee to perfect the claim, dispute or controversy and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Severed Employee may appeal the denial of his or her claim, dispute or controversy. In the event a Severed Employee wishes to appeal the denial of his or her claim, dispute or controversy he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. Such Severed Employee (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, dispute or controversy and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Severed Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. Notwithstanding the foregoing, any claim, dispute or controversy regarding whether an Eligible Employee was terminated for Cause shall be submitted to the Board in accordance with Section 1.6, and upon the mutual agreement of the Severed Employee and the Committee, any claim, dispute or controversy that has been submitted by the Severed Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.5.

3.5 Any unresolved claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.4, shall be settled exclusively by arbitration in New York City or at any other mutually agreed upon location. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. The claim, dispute or controversy shall be heard and decided by three arbitrators selected from CPR’s employment panel. The arbitrator’s decision shall be final and binding on all parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

3.6 Any purported termination of an Eligible Employee’s employment shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 5.7. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated, and shall specify the Severance Date (which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Eligible Employee, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). The Company and the Eligible Employee shall take all steps necessary (including with regard to any post-termination services by the Eligible Employee) to ensure that any termination described in this Section 3.6 constitutes a Separation from Service occurring on the Severance Date.

Section 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that the Committee may make amendments to the Plan (i) that are required by law, (ii) that will have minimal effect upon the Company’s cost of providing benefits, or (iii) that do not change or alter the character and intent of the Plan; and further provided that the Plan may not be terminated, or amended in any manner that adversely affects any Eligible Employee, (A) within three years immediately following a Change in Control, or (B) during the pendency of a Potential Change in Control.

Section 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

Nothing herein is intended to affect an employee’s rights under any unemployment law or severance contract or plan.

5.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee shall die while any amount would still be payable to such Eligible Employee hereunder if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Employee’s estate.

5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.6 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.8 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.